Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

ELEKTA AB (publ),

ERBIUM ACQUISITION CORPORATION

and

IMPAC MEDICAL SYSTEMS, INC.

dated as of January 17, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Page
Exhibit A	Form of Stockholder Agreement*	A-1

Exhibit B	Certificate of Incorporation of Erbium Acquisition Corporation*	B-1

Exhibit C	Bylaws of Erbium Acquisition Corporation*	C-1

Schedules to Agreement and Plan of Merger*

*	The schedules and exhibits to this agreement have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 17, 2005 (this “Agreement”), is made and entered into among Elekta AB (publ), a Swedish corporation (“Parent”), Erbium Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and IMPAC Medical Systems, Inc., a Delaware corporation (“Company”).

RECITALS:

A. The respective Boards of Directors of Parent, Merger Sub and Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire Company, by means of a merger of Merger Sub with and into Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement.

B. Concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub have entered into Stockholder Agreements, each dated as of the date hereof (the “Stockholder Agreements”), with each of the Principal Stockholders (as defined in Section 8.3), in the form attached hereto as Exhibit A, pursuant to which each Principal Stockholder has (x) agreed, among other things, to vote in favor of the adoption of this Agreement and (y) granted to Parent an option to purchase all Shares (as defined in Section 2.1(b)) owned by such Principal Stockholder.

C. Parent, Merger Sub and Company desire to make certain representations and warranties and to enter into certain covenants in connection with the Merger and also to prescribe various conditions to the consummation thereof;

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Merger shall be effected and Merger Sub shall be merged with and into Company at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (as such, the “Surviving Corporation”).

Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to ARTICLE VII, and subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VI, the closing of the Merger (the “Closing”) will take place as soon as practicable, but in no event later than 10:00 a.m. on the second business day (the “Closing Date”) following satisfaction or waiver of all of the conditions set forth in ARTICLE VI, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, California 94105, unless another date, time or place is agreed to in writing by the parties hereto.

Section 1.3 Effective Time. On the Closing Date (or on such other date as Parent and Company may agree), the parties hereto shall file with the Secretary of State of the State of Delaware (the “Delaware State Secretary”) a certificate of merger and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware State Secretary, or at such later time as is specified in the certificate of merger (the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect at the Effective Time, a copy of which, as currently in effect, is in the form attached hereto as Exhibit B shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter further changed or amended in accordance with the provisions thereof and applicable law (except that the name of the Surviving Corporation immediately after the Effective Time shall be the name of Company) and (b) the bylaws of Merger Sub as in effect at the Effective Time, a copy of which, as currently in effect, is in the form attached hereto as Exhibit C shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

Section 1.6 Directors; Officers. From and after the Effective Time, (a) the directors of Merger Sub shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (b) the officers of Company shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.7 Company Actions. (a) Company hereby consents to the Merger and represents and warrants that (i) its Board of Directors (at a meeting duly called and held) acting unanimously has (A) determined that both of this Agreement and the Merger are fair to and in the best interests of Company and its stockholders, (B) approved and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger (such approval being sufficient to render Section 203 of the DGCL inapplicable to this Agreement and the Stockholders Agreements, and the transactions contemplated hereby and thereby, including the Merger), and (C) resolved (subject to the limitations herein contained) to recommend adoption of this Agreement by the holders of Shares, and (ii) William Blair & Company has delivered to the Board of Directors of Company its opinion that the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 1.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares or any other shares of capital stock of Company or Merger Sub:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Conversion of Shares. Each share of common stock, par value $.001 per share (the “Company Common Stock”), of Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 2.1(c) and any Dissenting Shares (as defined in Section 2.1(d)) shall be converted into the right to receive $24.00 per Share in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined in Section 2.3).

(c) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary of Company or by Parent, Merger Sub or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares (“Dissenting Shares”) in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder’s right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1(b). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. Company shall give prompt notice to Parent of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.2 Stock Options.

(a) At the Effective Time, each then-outstanding option to purchase shares of Company Common Stock (collectively, the “Options”) under Company’s 1993 Stock Option Plan, as amended, 1998 Stock Option Plan, as amended, and 2002 Stock Plan, as amended (collectively, the “Stock Option Plans”), including unvested Options, shall be cancelled (i) in the case of an Option having a per share exercise price less than the Merger Consideration, for the right to receive for each share of Company Common Stock subject to such Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time and (B) the amount by which the Merger Consideration exceeds the per share exercise price of such Option (such amount being hereinafter referred to as the “Option Consideration”); or (ii) in the case of an Option having a per share exercise price equal to or greater than the Merger Consideration, without the payment of cash or issuance of other securities in respect thereof. The cancellation of an Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Option. Company shall take such actions as may be necessary to accelerate all Options that are not vested Options as of the Effective Time.

(b) Prior to the Effective Time, Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 2.2, including, but not limited to, satisfaction of the requirements of Rule 16b-3(e) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).

(c) Except as otherwise agreed to by the parties, (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) Company shall insure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

(d) Company shall take all actions necessary pursuant to the terms of the Company ESPP (as defined in Section 8.3) to shorten each currently ongoing purchase and/or offering period under such plan which extends beyond the Effective Time (the “Current Offerings”) such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time or (ii) the date upon which the Company ESPP terminates by its terms. Subsequent to the date of this Agreement, Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new purchase and/or offering period.

Section 2.3 Payment for Shares.

(a) Payment Fund. When and as needed, Parent shall deposit, or shall cause to be deposited, with or for the account of EquiServe Trust Company, N.A. or another entity as reasonably designated by Parent (the “Paying Agent”), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 2.1(b) (the “Payment Fund”).

(b) Letters of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Merger Sub or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the “Certificates”), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares theretofore represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

(c) No Further Transfers on Company Record Books. At the Effective Time, the stock transfer books of Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of Company. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.1(b). No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented issued and outstanding Shares.

(d) Lost Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1(b); provided, however, that the Surviving Corporation or the Paying Agent may, in its discretion and as a condition precedent to the payment thereof, require the record holder of such Certificate to give the Surviving Corporation a bond in such sum as the Surviving Corporation may reasonably direct or otherwise to indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) Cancellation and Retirement of Shares; No Further Rights. As of the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 2.3(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 2.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

(f) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

(g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Section 2.3 shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

(h) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub as follows, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the applicable paragraph and section of this ARTICLE III) supplied by Company to Parent on or prior to, and dated as of, the date hereof and certified by a duly authorized officer of Company (the “Disclosure Schedule”), which Disclosure Schedule shall provide an exception to or otherwise qualify only the representations and warranties of Company contained in the paragraph of this Article III corresponding to such disclosure:

(a) Organization, Standing and Corporate Power. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Except as set forth in Section 3.1(a) of the Disclosure Schedule, each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 8.3) on Company. Company has delivered or made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or comparable governing documents of Company and each Subsidiary of Company, in each case as amended to the date of this Agreement. A true, correct and complete list of all Subsidiaries of Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary’s capital stock owned by Company or another Subsidiary, is set forth in Section 3.1(a) of the Disclosure Schedule (as defined in Section 8.3).

(b) Authority; Noncontravention. Company has the requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the adoption of this Agreement by its stockholders as contemplated by Section 5.1(a). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. Except as specified in Section 3.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Company or the comparable governing documents of any Subsidiary of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 3.1(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign governmental agency or regulatory authority (a “Governmental Entity”) which has not been received or made is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement (as defined in Section 5.1(b)), (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware State Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are specified in Section 3.1(c) of the Disclosure Schedule, and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(d) Capital Structure. The authorized capital stock of Company consists solely of 60,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value $.001 per share (“Company Preferred Stock”). As of the date hereof:

(i) 9,948,331 shares of Company Common Stock were issued and outstanding, (ii) 833,407 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options granted under the Stock Option Plans, (iii) no shares of Company Common Stock were held by Company in its treasury, (iv) approximately 39,138 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted under the Company ESPP (such figure is calculated as set forth in Section 3.1(d) of the Disclosure Schedule and is based on estimated payment amounts), and (v) no shares of Company Preferred Stock were issued and outstanding. Except as set forth in the immediately preceding sentence, as of the date hereof, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as specified above or in Section 3.1(d) of the Disclosure Schedule, neither Company nor any Subsidiary of Company has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (i) obligates Company or any Subsidiary of Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Subsidiary of Company, (ii) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (iii) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. Section 3.1(d) of the Disclosure Schedule sets forth accurate information as of the date hereof regarding the exercise price, date of grant and number of Shares subject to each outstanding Option, together with the name of the holder thereof. All of the outstanding shares of capital stock of each Subsidiary of Company have been duly authorized, validly issued, fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more such Subsidiaries, free and clear of Liens (as defined in Section 8.3).

(e) SEC Documents.

(i) Except as specified in Section 3.1(e)(i) of the Disclosure Schedule, Company has filed on a timely basis all required reports, schedules, forms, statements and other documents, and any exhibits required thereto, with the SEC since November 20, 2002 (such reports, schedules, forms, statements and other documents, and any exhibits required thereto, being hereinafter referred to as the “SEC Documents”). Except as specified in Section 3.1(e)(i) of the Disclosure Schedule, as of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates (or, if amended or superceded by a filing prior to the date of this Agreement, then as of the date of such subsequent filing) contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed SEC Document.

(ii) Except as specified in Section 3.1(e)(ii) of the Disclosure Schedule, the consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and lack of certain footnotes).

(iii) Company has complied with the certification requirements under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 in connection with the filing of its periodic reports. Company has and will have in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of Company to engage in the review and evaluation process mandated by the Exchange Act.

(f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

(i) Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed SEC Documents”) or specified in Section 3.1(f)(i) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been: (A) any change, event or occurrence which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company’s capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practice; (D) any entry into, or amendment or modification of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment, agreement or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down or determination exceeds $500,000 individually or $1,000,000 in the aggregate; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or (I) any announcement of or entry into any agreement, commitment or transaction by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

(ii) Except as disclosed in the Filed SEC Documents or specified in Section 3.1(f)(ii) of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed SEC Documents, there are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(g) Certain Information. Subject to Parent’s and Merger Sub’s fulfillment of their respective obligations hereunder with respect thereto, the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and the Proxy Statement will not, at the time it is filed with the SEC or published, sent or given to Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Company with respect to any information supplied or to be supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement.

(h) Real Property; Other Assets. (i) Company and its Subsidiaries do not own any real property.

(ii) Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the “Real Property Leases”) under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”), including all modifications, amendments and supplements thereto. Except in each case where the failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) Company or one of its Subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens incurred either by Company or any of its Subsidiaries and each Real Property Lease is in full force and effect, (B) all rent and other sums and charges payable by Company or its Subsidiaries as tenants thereunder are current in all material respects, (C) no outstanding termination event or condition or uncured default of a material nature on the part of Company or any such Subsidiary or, to Company’s knowledge, the landlord, exists under any Real Property Lease, and (D) Company or one of its Subsidiaries is the sole undisputed lessee (or sublessee) of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease.

(i) State Takeover Statutes. The Board of Directors of Company has taken all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or regulation of the States of California or Delaware is applicable to the transactions contemplated by this Agreement. The Board of Directors of Company has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL are not applicable to the transactions contemplated hereby or the transactions contemplated by the Stockholder Agreements or to the execution and delivery hereof and thereof.

(j) Intellectual Property; Computer Software.

(i) Section 3.1(j)(i) of the Disclosure Schedule sets forth a complete list of (i) all trademarks, trade names, service marks, service names, and brand names (whether or not any of the same are registered), and all patents and registered copyrights and all applications for the foregoing, if any (setting forth the registration, issue or serial number of the same and a description of the same) that are material and applicable to or used in the businesses of Company or any of its Subsidiaries; (ii) the owner of such intellectual property and any registration thereof or application therefor; and (iii) a complete list of all licenses granted by or to Company or any of its Subsidiaries with respect to any of the above (identified by title, date and parties). Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule, all such trademarks, trade names, service marks, service names, brand names, registered copyrights and patents (other than those licensed to Company or any of its Subsidiaries) are owned by Company or one of its Subsidiaries free and clear of all liens, claims, security interests and encumbrances. Except as set forth in Section 3.1(j)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is currently in receipt of any notice of any violation of, and, to Company’s knowledge, neither Company nor any of its Subsidiaries is violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

(ii) Section 3.1(j)(ii) of the Disclosure Schedule contains a complete and accurate list of all Owned Software, which list specifies which of Company and of its Subsidiaries is the owner thereof. Except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule, Company or one of its Subsidiaries has title to the Owned Software, free and clear of all claims, including claims or rights of employees, agents, consultants, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. Except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule and except for commercially available, over-the-counter “shrink-wrap” software, the Owned Software is not dependent on any Licensed Software (as defined in subsection (iii) below) in order to operate fully in the manner in which it is intended. No Owned Software has been delivered, published or disclosed to any other parties, except as set forth in Section 3.1(j)(ii) of the Disclosure Schedule, or except pursuant to contracts requiring such other parties to keep the Owned Software confidential. To the knowledge of Company, no such other party has breached any such obligation of confidentiality.

(iii) Section 3.1(j)(iii) of the Disclosure Schedule contains a complete and accurate list of all software (other than commercially available over-the-counter “shrink-wrap” software) that is material to Company’s business and under which Company or any of its Subsidiaries is a licensee, lessee or otherwise has obtained the right to use (the “Licensed Software”), and identifies by title, date and party, the license or other agreement by which such right to use has been obtained, and the duration or term thereof. Except as set forth in Section 3.1(j)(iii) of the Disclosure Schedule, Company and any of its Subsidiaries utilizing such Licensed Software has the rights and licenses to the Licensed Software as set forth in the respective license, lease or similar agreement pursuant to which the Licensed Software is licensed to Company or any of its Subsidiaries and Company and each of its Subsidiaries are in compliance in all material respects with all applicable provisions of such agreements. Except as disclosed in Section 3.1(j)(iii) of the Disclosure Schedule, none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. Neither Company nor any of its Subsidiaries has published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that Company or one of its Subsidiaries leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. No party to whom Company or one of its Subsidiaries has disclosed Licensed Software has, to the knowledge of Company, breached such obligation of confidentiality in any material respect. Except as set forth in Section 3.1(j)(iii) of the Disclosure Schedule, the transactions contemplated herein will not cause a material breach or default under any licenses, leases or similar agreements relating to the Company Software or impair Company’s or any of its Subsidiaries ability to use the Company Software in the same manner as such computer software is currently used by Company or any of its Subsidiaries. The Licensed Software that consists of open source software is not used with respect to any Owned Software in a manner that requires the contribution of any material portion of such Owned Software into the open source software community.

(iv) The Owned Software and Licensed Software and commercially available over-the-counter “shrink-wrap” software constitute all software used in the businesses of Company and its Subsidiaries (collectively, the “Company Software”). Section 3.1(j)(iv) of the Disclosure Schedule sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed, within the last three (3) years, computer programming services for Company or any of its Subsidiaries and identifies all contracts and agreements pursuant to which such services were performed. All such persons have executed an agreement providing that Company or a Subsidiary, as the case may be, has the exclusive ownership rights to all inventions, discoveries, improvements and other work product conceived, developed or produced in connection with the programming services provided by such persons. Except as set forth in Section 3.1(j)(iv) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of Company, no other person or entity is infringing any intellectual property rights of Company or any of its Subsidiaries with respect to the Company Software.

(v) Section 3.1(j)(v)(A) of the Disclosure Schedule lists and separately identifies all agreements pursuant to which Company or any of its Subsidiaries has been granted rights to market software owned by third parties, and Section 3.1(j)(v)(B) of the Disclosure Schedule lists and separately identifies all agreements pursuant to which the Acquired Company or any Subsidiary has granted marketing rights in the Company Software to third parties.

(k) No Infringement. Except as specified in Section 3.1(k) of the Disclosure Schedule, to Company’s knowledge, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, any Subsidiary of Company or any of their respective successors or assigns of any Intellectual Property, as such Intellectual Property is or was sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (i) infringe on any patent, trademark, copyright or other right of any other person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitle any other person to any interest therein, or right to compensation from Company, any Subsidiary of Company or any of their respective successors or assigns, by reason thereof. Except as specified in Section 3.1(k) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence. Except as specified in Section 3.1(k) of the Disclosure Schedule, there are no restrictions on the ability of Company, any Subsidiary of Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Intellectual Property.

(l) Material Contracts. Except as set forth in Section 3.1(l) of the Disclosure Schedule, there have been made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the “Material Contracts”): (i) contracts with any current officer, director or five-percent stockholder of Company or any of its Subsidiaries; (ii) contracts (A) for the sale of stock or assets of Company or any of its Subsidiaries, or for the acquisition of stock, assets or businesses of others (by merger or otherwise), other than contracts entered into in the ordinary course of business or (B) for the grant to any person of any preferential rights to purchase any of its assets; (iii) contracts which restrict Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company or any of its Subsidiaries in any line of business or in any geographical area; (iv) contracts which restrict Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from Company or any of its Subsidiaries; (v) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; (vi) the Customer Contracts (as defined in Section 3.1(w)); and (vii) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to Company except for the Customer Contracts. Except as specified in Section 3.1(l) of the Disclosure Schedule, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as specified in Section 3.1(l) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or default in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default thereunder in any material respect.

(m) Litigation, etc. Except as specified in Section 3.1(m) of the Disclosure Schedule or in the Filed SEC Documents, as of the date of this Agreement, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries before any court or other Governmental Entity, and (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award. As of the date of this Agreement, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

(n) Compliance with Applicable Laws. Except as set forth in Section 3.1(n) of the Disclosure Schedule, all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or specified in Section 3.1(n) of the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(o) Environmental Laws. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company: (A) neither Company nor any of its Subsidiaries has received any written notice of any existing violation by Company or any of its Subsidiaries of any Environmental Law (as defined in Section 8.3); (B) neither Company nor any of its Subsidiaries has received any written notice that the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Substance (as defined in Section 8.3) in quantities that require any ongoing investigation or remediation under Environmental Laws; (C) to the knowledge of Company, neither Company nor any of its Subsidiaries is liable for any off-site contamination; (D) to the knowledge of Company, neither Company nor any of its Subsidiaries has any existing liability or remediation obligation under any Environmental Law; (E) to the knowledge of Company, no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (F) to the knowledge of Company, Company and its Subsidiaries have all material Permits required under any Environmental Law necessary to conduct its operations as currently conducted (“Environmental Permits”); and (G) to the knowledge of Company, Company and its Subsidiaries are in material compliance with their respective Environmental Permits.

(p) Taxes. Except as specified in Section 3.1(p) of the Disclosure Schedule:

(i) Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed by or for it in respect of any Taxes (as defined in

Section 8.3) and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Company’s most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of Company and its Subsidiaries through the date of such financial statements, and (C) timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves are reflected in the most recent financial statements included in the filed SEC Documents.

(ii) (A) All Returns of Company and its Subsidiaries either have been examined by and settled with the appropriate taxing authority or are immune from examination by virtue of the expiration of the applicable limitation period, (B) Company is not aware of any proposed examination of any Return of Company or any of its Subsidiaries by the Internal Revenue Service (the “IRS”) or any other taxing authority, and (C) except for alleged deficiencies which have been finally and irrevocably resolved, neither Company nor any of its Subsidiaries has received formal or informal notification that any deficiency for any Taxes has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any other taxing authority or court with respect to any period.

(iii) Neither Company nor any of its Subsidiaries has (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any federal, state, local or foreign Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Time any Return required by applicable law to be filed by it.

(iv) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

(v) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

(vi) Neither Company nor any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the knowledge of Company, the IRS has not proposed any such adjustment or change in accounting method.

(vii) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) Except for the group of which Company is presently a member, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation, and each of Company’s Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent of such affiliated group.

(ix) Neither Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(x) All transactions between Company or any Subsidiary of Company incorporated, domiciled or operating in the United States and any Subsidiary of Company incorporated, domiciled or operating outside of the United States that result in the recognition of income have been consummated on arm’s-length terms and have been contemporaneously documented in a manner consistent with the documentation of arm’s-length transactions.

(xi) No power of attorney currently in force has been granted by Company or any of its Subsidiaries concerning any Tax matter.

(xii) Neither Company nor any of its Subsidiaries has made a disclosure on a Return pursuant to Section 6662 of the Code.

(q) Benefit Plans. Section 3.1(q) of the Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained or contributed to (or to which Company or any of it Subsidiaries has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (“Company ERISA Plans”) and any other benefit or compensation plan, program or arrangement maintained or contributed to (or to which Company or any of its Subsidiaries has any obligation to contribute) for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (Company ERISA Plans and such other plans being referred to as “Company Plans”). Neither Company nor any of its Subsidiaries has any liability with respect to any plan, program or arrangement of the type described in the preceding sentence other than Company Plans.

Company has furnished or made available to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, all determination letters from the IRS with respect to any Company Plan, all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Company Plan and the six most recent annual reports, financial statements and actuarial valuations with respect to each Company Plan. Except as specified in Section 3.1(q) of the Disclosure Schedule:

(i) no Company ERISA Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” with the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code;

(ii) no Company Plan promises or provides retiree health benefits or retiree life insurance benefits to any person (other than as required by Part 6 of Subtitle B of Title D of ERISA or Section 4980B of the Code or similar state law);

(iii) no Company Plan provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

(iv) neither Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new benefit or compensation plan, program or arrangement or, except as required by law, the amendment of an existing Company Plan;

(v) each Company ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust created thereunder has heretofore been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to affect the qualified status of such Company ERISA Plan or the tax-exempt status of any such trust;

(vi) each Company Plan has been operated in material compliance with its terms and the requirements of all applicable law, and no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code (other than prohibited transactions for which an exemption applies) has occurred with respect to any Company ERISA Plan;

(vii) neither Company nor any of its Subsidiaries or members of their “controlled group” has incurred any direct or indirect liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

(viii) Company is not aware of any claims relating to any Company Plan, other than routine claims for benefits; and

(ix) no Company Plan provides for benefits or other participation therein, and Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual who is not a current or former employee of Company or a dependent or other beneficiary of any such current or former employee (other than as required by Part 6 of Subtitle B of Title D of ERISA or Section 4980B of the Code or similar state law).

(r) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 3.1(r) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

(s) Labor Matters.

(i) Except as specified in Section 3.1(s)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries.

(ii) No employees of Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

(iii) There are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries, or (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

(t) Brokers. Except as disclosed in Section 3.1(t) of the Disclosure Schedule, no broker, investment banker, financial advisor or other person, other than William Blair & Company, the fees and expenses of which will be paid by Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

(u) Written Opinion of Financial Advisor. Company has received the written opinion of William Blair & Company, dated January 16, 2005 (a true, correct and complete copy of which has been delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn or modified as of the date thereof.

(v) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting (as defined in Section 5.1(a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of Company’s capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company.

(w) Customer Contracts. Except for those contracts listed in Section 3.1(w)(A) of the Disclosure Schedule, which contracts have been made available to Parent for review, each non-pathology contract entered into between Company or any of its Subsidiaries and a customer during the past three years and in an amount in excess of $100,000 (each, a “Non-Pathology Customer Contract”) conforms substantially to one of the forms attached to the Disclosure Schedule as Exhibit A thereto (the “Non-Pathology Customer Contract Forms”), except for such modifications as are set forth in the addenda to each such Customer Contracts, copies of which addenda have been made available to Parent for review and which are listed in Section 3.1(w)(B) of the Disclosure Schedule (the “Addenda”). Each pathology contract entered into between Company or any of its Subsidiaries and a customer since December 23, 2003 and in an amount in excess of $100,000 and certain other pathology contracts, each of which is listed in Section 3.1(w)(C) of the Disclosure Schedule, has been made available to Parent for review (each, a “Pathology Customer Contract” and, together with the Non-Pathology Customer Contracts, the “Customer Contracts”). Each conformed copy of a Customer Contract or Addenda made available to Parent electronically is a true, correct and complete copy of the original executed version of such Customer Contract and Addenda. Neither Company nor, to the knowledge of Company, any of its Subsidiaries has received any payment from any contracting party in connection with or as an inducement for entering into any Customer Contract within the last three years, except for payment for actual services rendered or to be rendered by such Company or Subsidiary. With respect to each Customer Contract, (i) each customer to which Owned Software has been licensed pursuant to such Customer Contract and tendered or certified as operational by Company or any of its Subsidiaries (whichever is the case being referred to in this Section 3.1(w) as the “Vendor”) has accepted such software to the extent and on the terms and conditions provided for in such Customer Contract; (ii) in each case in which the Customer Contract pursuant to which Owned Software is licensed incorporates response(s) by Vendor to a request for proposal by the customer, such software has met all material requirements set forth in such response(s); and (iii) all warranties with respect to Owned Software made by Vendor in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time have been satisfied in all material respects upon the terms and conditions and to the extent provided for in such Customer Contract. Except as set forth in the Addenda or in any contract listed in Section 3.1(w)(A)of the Disclosure Schedule or Section 3.1(w)(C) of the Disclosure Schedule, none of the Customer Contracts that involve the licensing or maintenance of Owned Software or content proprietary to Company or any of its Subsidiaries (“Content”) contains any of the following deviations (except for such deviations that are not material) from the Customer Contract Forms:

(i)	any term for acceptance of any Owned Software or Content that fails to specify a period of time or date for acceptance or standards applicable thereto;

(ii)	any provision granting the customer a right to a whole or partial refund of fees previously paid upon the non-acceptance or failure of any Owned Software or Content to perform as warranted;

(iii)	any provision obligating the Vendor to indemnify a customer against consequential damages;

(iv)	any commitment by the Vendor to provide a hardware upgrade in response to or as a remedy for a breach of any software-related response-time warranty unless the customer party to the Customer Contract in which the commitment is made is required to pay the cost of such upgrade and such costs are specified or described in such contract;

(v)	any material deviation from the provisions regarding confidentiality of the Owned Software or Content;

(vi)	any provision granting an ownership interest (other than a license) in any Owned Software or Content to a customer;

(vii)	any license for use by more than a single entity of any Owned Software or Content unless the customer that is a party to such Customer Contract has agreed to pay a fee or fees with respect to each entity’s use thereof;

(viii)	any provision naming a customer as an insured on any policy of insurance owned by the Vendor;

(ix)	any joint product development agreement with any other party;

(x)	any commitment or warranty made or given by the Vendor to design or modify any Owned Software or Content so as to comply with any governmental regulations;

(xi)	any restrictions in any Customer Contract on the ability of the Vendor to increase the fees for maintenance of any Owned Software applicable to any period beyond the period specified in such contract during which the customer that is a party to such contract is obligated to pay maintenance fees;

(xii)	any commitment by the Vendor to provide emergency back-up for either software or hardware;

(xiii)	any commitment to maintain the source code of any Owned Software in escrow; or

(xiv)	any commitment by the Vendor to provide existing customers products developed in the future as a credit to existing payment obligations or for less than normal prices.

Section 3.2 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.

(b) Authority; Noncontravention. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and the Stockholder Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stockholder Agreements by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws (or comparable charter or organizational documents) of Parent or Merger Sub, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 3.1(w)(c), conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in Section 3.1(w)(c), contravene any domestic or foreign law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act and certain premerger notifications to foreign Governmental Entities, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger with the Delaware State

Secretary and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, and (iv) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(d) Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or published, sent or given to Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub, or with respect to any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Merger Sub shall so describe the event to Company.

(e) Financing. Parent and Merger Sub collectively have cash on hand or financing commitments from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable Parent and Merger Sub to pay in full (i) the Merger Consideration, and (ii) all fees and expenses payable by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby. Parent has received a mandate letter, dated January 5, 2005, from Banc of America Securities Limited, Danske Bank A/S and SEB Merchant Banking, in a form acceptable to Company, a copy of which has been provided to Company (the “Mandate Letter”), with respect to the financing of the acquisition of the Shares in the Merger (the “Financing”). The Mandate Letter has not been revoked as of the date hereof. Nothing has come to the attention of Parent which would cause Parent to believe that the proceeds of the Financing will not be available to Parent.

(f) No Prior Activities. Except for obligations or liabilities in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities or any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

(g) Brokers. No broker, investment banker, financial advisor or other person, other than Banc of America Securities Limited., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE IV

CONDUCT OF BUSINESS OF COMPANY

Section 4.1 Conduct of Business of Company. Except as expressly provided for herein or in Section 4.1 of the Disclosure Schedule, during the period from the date of this

Agreement to the earlier of the termination of this Agreement or the Effective Time, Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company. To that end, without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

(ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options outstanding on the date of this Agreement and the issuance of shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and Section 2.2(d) hereto;

(iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

(v) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

(vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned Subsidiary of Company or (B) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned Subsidiary of Company and other than routine advances to employees consistent with past practice, except, in the case of clause (A), for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business consistent with past practice;

(vii) make any new capital expenditure or expenditures in excess of $100,000 individually, or $1,000,000 in the aggregate;

(viii) enter into, amend or terminate any Material Contract, or waive release or assign any material rights or claims;

(ix) enter into any compromise or settlement of, or take any other material action with respect to, any litigation, action, suit, claim, proceeding or investigation other than the prosecution, defense and settlement of routine litigation, actions, suits, claims, proceedings or investigation in the ordinary course of business;

(x) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law;

(xi) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

(xii) enter into or amend any employment, consulting, severance or similar agreement or arrangement with any individual, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice;

(xiii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 5.5(d)), except as permitted by Section 5.5;

(xiv) make or rescind any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $50,000;

(xv) make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles;

(xvi) enter into any agreement, understanding or commitment that restrains, limits or impedes Company’s ability to compete with or conduct any business or line of business;

(xvii) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries;

(xviii) intentionally take any action that would result in (A) any of its representations and warranties set forth in this Agreement becoming untrue or (B) except to the extent such action is otherwise expressly contemplated by this Agreement, any of the conditions set forth in ARTICLE VI not being satisfied; or

(xix) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 4.1.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Company Stockholders Meeting; Preparation of the Proxy Statement.

(a) As soon as practicable after the date hereof, Company shall take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a special meeting of the stockholders of Company (the “Stockholders Meeting”) for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. Subject to the provisions of Section 5.5, the Board of Directors of Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement.

(b) No later than February 7, 2005, Company shall prepare and file with the SEC a proxy statement or information statement (together with any supplement or amendment thereto, the “Proxy Statement”) relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Merger Sub and Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality or effect of the foregoing, Company shall use commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to Company’s stockholders at the earliest practicable date. Each of Parent and Merger Sub shall be given reasonable opportunity to review the Proxy Statement and any other proxy materials related to the Merger prior to filing with the SEC, and shall promptly supply to Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Merger Sub required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

Section 5.2 Access to Information; Confidentiality. Upon reasonable prior notice and subject to the Confidentiality Agreement (as defined below), Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives reasonable access during business hours during the period prior to the Effective Time to all of Company’s and its Subsidiaries’ properties, books, contracts, commitments, Returns, personnel and records as Parent may reasonably request and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning Company’s and its Subsidiaries’ businesses, properties, financial condition, operations and personnel as Parent may from time to time request. Except as required by law, Parent and Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from the other in confidence to the extent required by, and in accordance with the provisions of, the Mutual Confidentiality Agreement, dated March 24, 2004, between Parent and Company, with respect to confidentiality and other matters (the “Confidentiality Agreement”).

Section 5.3 Commercially Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE VI. Without limiting the foregoing, Parent agrees that it will not enter into any definitive financing document that would materially reduce the likelihood of obtaining the financing required to consummate the transactions contemplated hereby.

Section 5.4 Public Announcements. Parent and Merger Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Proxy Statement and any proxy materials related thereto) or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or The Nasdaq Stock Market.

Section 5.5 No Solicitation; Acquisition Proposals.

(a) Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their affiliates, officers, directors, employees, agents or representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by Company or any of its Subsidiaries), to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information) any Acquisition Proposal (as defined in Section 5.5(d)), or enter into or maintain or continue discussions or negotiations with any person in furtherance of, furnish any information to any other person with respect to, or approve, agree to, endorse or recommend, any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Board of Directors of Company, prior to the consummation of the Merger, from furnishing the same information as was previously furnished to Parent (as revised or updated to reflect any changes or additions to such information if such revised information is contemporaneously furnished to Parent) to, or entering into, maintaining or continuing discussions or negotiations with, any person that makes an unsolicited bona fide written Acquisition Proposal after the date hereof under circumstances not involving any breach of the provisions of this Section 5.5(a) if, and to the extent that, (i) the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, reasonably determines in good faith that the failure to take such action would be reasonably likely to constitute a breach by the Board of Directors of Company of its fiduciary duties to Company’s stockholders under applicable law, (ii) the Board of Directors of Company, after consultation with and based upon the advice of its financial advisor, reasonably determines in good faith that the Acquisition Proposal is a Superior Proposal, and (iii) prior to furnishing any non-public information to such person, Company receives from such person an executed confidentiality agreement with provisions no less favorable to Company than the Confidentiality Agreement. Company shall promptly (and, in any event within 24 hours) notify Parent after receipt of any Acquisition Proposal or any request for information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any person who has informed Company that such person is considering making, or has made, an Acquisition Proposal (which notice shall identify the person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and Company shall keep Parent informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal.

(b) Neither the Board of Directors of Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval of this Agreement or the transactions contemplated hereby or the recommendations referred to in Section 1.7 or the penultimate sentence of Section 5.1(a), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal; provided, however, that nothing contained in this Agreement will prohibit the Board of Directors of Company from, prior to the consummation of the Merger, taking any of the actions set forth in clauses (i) or (ii) above following the receipt by Company of an unsolicited bona fide written Acquisition Proposal after the date hereof under circumstances not involving any breach of the provisions of Section 5.5(a) if, and to the extent that, (i) the Board of Directors of Company, after consultation with and based upon the advice of independent legal counsel, reasonably determines in good faith that the failure to take such action would be reasonably likely to constitute a breach by the Board of Directors of Company of its fiduciary duties to Company’s stockholders under applicable law, (ii) the Board of Directors of Company, after consultation with and based upon the advice of its financial advisor, determines in good faith that the Acquisition Proposal is a Superior Proposal and (iii) (x) at least three business days have elapsed following the delivery to Parent of a written notice of such determinations by the Board of Directors of Company and (1) Company has delivered to Parent the written notice required by the last sentence of Section 5.5(a) and (2) during such three business day period, Company shall provide Parent the opportunity to make a counter-proposal to such Superior Proposal and shall consider in good faith the terms of such counter-proposal and engage in good faith negotiations regarding such counter-proposal so as would enable Parent to proceed with the Merger on such adjusted terms and (y) at the end of such three business day period the Board of Directors of Company continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal.

(c) Nothing in this Section 5.5, and no action taken by the Board of Directors of Company pursuant to this Section 5.5, will (i) permit Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of Company under this Agreement. Nothing in this Section 5.5 shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position in which it rejects a third-party tender offer and the reason therefor pursuant to Rules 14d-9 and 14e2(a) promulgated under the Exchange Act.

(d) For purposes of this Agreement, “Acquisition Proposal” means an inquiry, offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in this Agreement or the Stockholder Agreements involving Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any purchase of or tender offer or exchange offer for or other acquisition of 20% percent or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal involving at least two-thirds of the shares of capital stock or all or substantially all of the assets of Company that the Board of Directors of Company determines, after consulting with Company’s financial advisors and independent legal counsel, to be more favorable to Company’s stockholders than the Merger (after considering any adjustment to the terms and conditions of the Merger in response to an Acquisition Proposal) and is reasonably likely of being completed.

(e) Company shall immediately terminate, and shall cause its subsidiaries and its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. Company shall immediately demand that each person which has heretofore executed a confidentiality agreement with Company or any of its affiliates or subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives with respect to such person’s consideration of a possible Acquisition Proposal to immediately return or destroy (which destruction shall be certified in writing by such person to Company) all confidential information heretofore furnished by Company or any of its affiliates or subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives to such person or any of its affiliates or subsidiaries or any of its or their respective directors, officers, employees, investment bankers, financial advisors, attorneys, or other representatives.

Section 5.6 Consents, Approvals and Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and foreign premerger notification requirements and the Exchange Act, with respect to the Merger and the other transactions contemplated hereby and (b) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby, including without limitation using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger (and avoidance of breach or default under such contracts); provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation of or take similar action with respect to any assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including without limitation the Surviving Corporation after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including without limitation under the HSR Act). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

Section 5.7 Employee Benefit Matters.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Plans and employment or severance agreements between Company and persons who are or had been employees of Company or any of its Subsidiaries at or prior to the Effective Time (“Covered Employees”), all in accordance with their respective terms.

(b) Parent will offer, or cause the Surviving Corporation to offer, Company employees who remain with the Surviving Corporation or a U.S. affiliate of Parent with employee benefits commensurate in all material respects with the benefits currently provided to Parent’s U.S. employees. Company employees who remain with the Surviving Corporation or a U.S. affiliate of Parent shall receive credit for past service with Company for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under employee benefit plans offered by Parent or the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.7, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

Section 5.8 Indemnification; Directors’ and Officers’ Insurance.

(a) Subject to the Closing, Parent shall cause the Surviving Corporation to continue to provide such individuals who at any time prior to the Effective Time were directors or officers of Company (the “Indemnified Parties”) with indemnification in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement), in accord with the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of Company as in effect on the date of this Agreement (true, correct and complete copies of which have been provided to Company) for a period of six years after the Effective Time, unless otherwise required by law. From and after the Effective Time, Parent shall, to the fullest extent permitted under applicable law, cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its officers and directors in effect prior to the date of this Agreement.

(b) Prior to the Effective Time, Company shall purchase a “run-on” directors’ and officers’ liability insurance policy for a period of six years after the Effective Time, for the benefit of those persons who are covered by Company’s directors’ and officers’ liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under Company’s current directors’ and officers’ liability insurance policies, for such premium and on such terms and conditions heretofore described to Parent, and shall not modify, amend or otherwise alter such terms and conditions without the prior written consent of Parent, which consent shall not be withheld unreasonably. In the event that such run-on policy is not available, the Surviving Corporation shall cause to be maintained in effect policies of directors’ and officers’ liability insurance for six years after the Effective Time providing such coverage to such persons at an annual cost not greater than 150 percent of the premium for the current Company directors’ and officers’ liability insurance policies; provided that if such insurance cannot be so maintained at such cost, the Surviving Corporation shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of Company for such insurance.

(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent or the Surviving Corporation, as applicable, shall make or cause to be made proper provision so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume by operation of law the obligations of Parent or the Surviving Corporation, as applicable, under this Section 5.8 for the benefit of the Indemnified Parties.

(d) This Section 5.8 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

Section 5.9 Section 16 Matters. Prior to the Effective Time, Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub and, after the Effective Time, Surviving Corporation to comply with all of Merger Sub’s and Surviving Corporation’s obligations under or relating to this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of Company if such vote is required pursuant to Company’s certificate of incorporation, the DGCL or other applicable law.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.6.

(c) Governmental Approvals. Parent, Merger Sub and Company and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, (i) all applicable waiting periods under the HSR Act and under any applicable foreign or other antitrust laws shall have expired or been terminated, and (ii) if the SEC shall have reviewed and/or provided comments on the Proxy Statement or any other filings related to (or necessary or appropriate to facilitate) the Merger, such comments and any related issues or matters with the SEC shall have been resolved.

Section 6.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver by Parent, on behalf of itself or Merger Sub, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company contained in the Agreement (without giving effect to the materiality qualifications contained therein) shall be true and correct as of the Effective Time as though made on and as of such date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any breach or breaches which, individually or in the aggregate, could not reasonably be expected to (i) have a Material Adverse Effect on Company (provided that this exception shall not apply to the representations and warranties of Company relating to the capital structure of Company); or (ii) prevent or materially delay the Closing, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations. Company shall have performed or complied in all material respects with its obligations under the Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(c) Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Company since the date hereof.

Section 6.3 Conditions to Company’s Obligation to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the satisfaction or written waiver by Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in the Agreement (without giving effect to the materiality qualifications contained therein) shall be true and correct as of the Effective Time as though made on and as of such date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for any breach or breaches which, individually or in the aggregate, could not reasonably be expected to (i) have a material adverse effect on Parent’s ability to pay the Merger Consideration; or (ii) prevent or materially delay the Closing, and Company shall have received certificates signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub, respectively, to the foregoing effect.

(b) Performance of Obligations. Parent and Merger Sub shall have performed or complied in all material respects with each of their obligations under the Agreement to be performed or complied with by them at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent and Merger Sub, respectively, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of Company, in any one of the following circumstances:

(i) By the mutual written consent of Parent (on behalf of itself and Merger Sub) and Company.

(ii) By Parent or Company if the Merger shall not have been consummated on or before May 31, 2005; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement and provided further, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available until June 30, 2005 in the event that the condition set forth in Section 6.1(c) has not theretofore been satisfied.

(iii) By Parent or Company, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree or ruling;

(iv) By Parent, if the Board of Directors of Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Merger Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended an Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing;

(v) By Company, if, in accordance with Section 5.5(b), the Board of Directors of Company or any committee thereof shall have (A) withdrawn or modified in a manner adverse to Parent or Merger Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, (B) approved, endorsed or recommended an Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing;

(vi) By Company if (A) there shall be a material inaccuracy of any of the Parent’s or Merger Sub’s representations or warranties hereunder, which inaccuracy shall not have been cured within ten days of the receipt of written notice thereof by Parent from Company or (B) there shall have been a material breach on the part of Parent or Merger Sub of any of their respective covenants or agreements hereunder, which breach shall not have been cured within 15 days of the receipt of written notice thereof by Parent from Company;

(vii) By Parent, if (A) there shall be a material inaccuracy of any of Company’s representations or warranties hereunder, which inaccuracy shall not have been cured within ten days of the receipt of written notice thereof by Company from Parent or (B) there shall have been a material breach on the part of Company of any of its covenants or agreements hereunder, which breach shall not have been cured within 15 days of the receipt of written notice thereof by Company from Parent; or

(viii) By Parent if the condition set forth in Section 6.1(a) has not been fulfilled or waived by Parent on or before May 31, 2005.

(b) (i) If this Agreement is terminated pursuant to Section 7.1(a)(iv) or Section 7.1(a)(v), then Company shall promptly (but not later than two business days after receipt of notice from Parent) pay to Parent or Merger Sub, as directed by Parent, a fee equal to $10,000,000 in cash (the “Fee”).

(ii) If this Agreement is terminated pursuant to Section 7.1(a)(vii) or Section 7.1(a)(viii) and, within 12 months following such termination, there is a Business Combination (as defined in Section 8.3), then Company shall promptly (but not later than two business days after receipt of notice from Parent) pay to Parent the Fee.

(iii) This Section 7.1(b) will survive any termination of this Agreement.

Section 7.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1(a) hereof, this Agreement (except for the provisions of Section 3.1(t), the last sentence of Section 5.2, Section 5.4, Section 7.1(b), this Section 7.2 and ARTICLE VIII) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

Section 7.3 Amendment. Subject to any applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement at the Stockholders Meeting, no amendment shall be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

Section 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance either before or after the Effective Time.

Section 8.2 Fees and Expenses. Whether or not the Merger shall be consummated, except as provided by Section 7.1(b), each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that each of Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with (a) the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and (b) the filing of the premerger notification and report forms under the HSR Act (including filing fees).

Section 8.3 Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Business Combination” shall mean (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less then 50% of the aggregate equity interests of the surviving or resulting entity of such transaction or any direct or indirect parent thereto; (B) a sale or other disposition by Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company’s business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Company Common Stock.

(c) “business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

(d) “Company ESPP” means Company’s 2002 Employee Stock Purchase Plan;

(e) “Environmental Laws” means any federal, state or local law relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

(f) “Hazardous Substances” means: (i) those materials, pollutants and/or substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; and (v) any materials, pollutants and/or substance with respect to which any Governmental Entity regulates and requires environmental investigation, monitoring, reporting or remediation;

(g) “Intellectual Property” means the items referred to in Section 3.1(j)(i) and the Company Software;

(h) “knowledge” means the actual knowledge, after due inquiry, of any executive officer of Company;

(i) “Liens” means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, and other encumbrances of any kind or nature whatsoever incurred by Company or any of its Subsidiaries, except for (a) liens for current taxes not yet due and payable (or being contested in good faith), (b) mechanic, contractor, carrier liens or other liens arising and continuing in the ordinary course of business for obligations which are either for amounts not yet due and payable or for amounts being contested in good faith and by appropriate proceedings;

(j) a “Material Adverse Effect” with respect to any person means a material adverse effect (i) on the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or (ii) on the person resulting from a change, development or event involving the business, financial condition or results of operation of such person and its Subsidiaries taken as a whole, except for such an effect resulting from: (A) general economic conditions in the United States or Western Europe, (B) changes in conditions generally applicable to persons engaged in the businesses engaged in by the affected entity, (C) the direct impact of this Agreement, the announcement or the performance of this Agreement and the transactions contemplated hereby (including any litigation or governmental investigations in respect thereof and the impact of this Agreement on relationships with customers, prospective customers, suppliers, distributors, employees, revenues, sales or orders); and (D) the matters provided on Schedule 8.3(j) hereto; provided that, in the case of clauses (A) and (B), such changes do not have a material disproportionate impact on the person when compared to other persons engaged in the same business; and provided, further, that any decrease in the market price or changes in trading volume of the affected entity’s capital stock, in and of themselves, shall not be deemed to constitute a Material Adverse Effect unless any change, development or event underlying such decrease or change would otherwise constitute or contribute to a Material Adverse Effect;

(k) “Owned Software” means computer software programs and related documentation used in electronic data processing in which Company or one of its Subsidiaries possesses sole legal right, title or interest except that elements that constitute Licensed Software authorized for use by Company or such Subsidiary therein or that are known to the computer software industry generally shall not constitute Owned Software.

(l) a “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(m) “Principal Stockholders” means the 2003 Auerbach Family Trust, U/D/T December 17, 2003; the Dylan E. Auerbach Trust UTA Dated 12/27/99; the Jordan R. Auerbach Trust UTA Dated 12/27/99; the Ryan I. Auerbach Trust UTA Dated 12/27/99; the Hoey Family Trust; The Erin Marie Hoey Trust UTA Dated 12/27/99; The James Thomas Hoey Trust UTA Dated 12/27/99; The Kate Elizabeth Hoey Trust UTA Dated 12/27/99; Joseph K. Jachinowski; the Joseph K. Jachinowski, Jr. Trust; and the Benjamin J. Jachinowski Trust.

(n) a “Subsidiary” of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner, (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries;

(o) “Taxes” means all federal, state, local, foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign taxing authority.

Section 8.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent or to Merger Sub, to

Elekta AB (publ)

Kungstensgatan 18

Box 7593

SE-103 93

Stockholm

Sweden

Attention:     Håkan Bergstrom

Telecopy:     +46 8 587 255 00

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street, N.E.

Suite 800

Atlanta, Georgia 30309

Attention:     R. Mason Cargill, Esq.

Telecopy:     (404) 581-8330

(ii)	if to Company, to

IMPAC Medical Systems, Inc.

100 West Evelyn Avenue

Mountain View, California 94041

Attention: Joseph K. Jachinowski

Telecopy: (650) 428-0721

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, California 94105

Attention:     Alan Talkington, Esq.

Telecopy:     (415) 773-5762

Section 8.5 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

Section 8.6 Entire Agreement; Third-Party Beneficiaries. This Agreement, the Confidentiality Agreement and the Disclosure Schedule constitute the entire agreement and understanding of the parties hereto, and supersede (i) all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) any information provided by any party to any other party to this Agreement. This Agreement is not intended to confer upon any person (including without limitation any employees or former employees or stockholders of Company), other than the parties hereto, any rights or remedies.

Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of Company; provided that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.9 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

Section 8.10 Submission to Jurisdiction. By execution and delivery of this Agreement, Parent acknowledges that it has, by separate written instrument, appointed and designated, without power of revocation, Corporation Service Company, with offices on the date hereof located at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, United States (and any successor entity) as its authorized agent (the “Authorized Agent”) to accept and acknowledge on its behalf, until the sixth anniversary of the Effective Time, service of any and all process which may be served in any claim in any way relating to or arising out of this Agreement or the transactions contemplated hereby brought in any Delaware State or U.S. Federal court located in New Castle County in the State of Delaware. Such service may be made by delivering a copy of such process to Parent in care of the Authorized Agent at the address specified above for the Authorized Agent and obtaining a receipt therefor, and Parent hereby irrevocably authorizes and directs the Authorized Agent to accept such service on its behalf. Parent represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and agrees that service of process in such manner upon the Authorized Agent shall be deemed to the fullest extent permitted by applicable law, in every respect effective service of process upon Parent in any claim. Parent further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELEKTA AB (publ)

By:	/s/ Laurent Leksell
Name:	Laurent Leksell
Title:	President

ERBIUM ACQUISITION CORPORATION

By:	/s/ Håkan Bergstrom
Name:	Håkan Bergstrom
Title:	President

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ Joseph K. Jachinowski
Name:	Joseph K. Jachinowski
Title:	President